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EXHIBIT 21

SUBSIDIARIES OF REGISTRANT


State of Incorporation
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New South Bancshares, Inc.                            Delaware
New South Federal Savings Bank                        Federal Savings Bank
New South Agency, Inc.                                Alabama
Avondale Funding.com, inc.                            Delaware
DPH Mortgage, Ltd. (50%)                              Texas Limited Partnership
Collateral Agency of Texas, Inc.                      Texas
New South Management Services, LLC                    Delaware
Greenlight Acceptance Corporation                     Delaware
Nationwide New South Financial Services, LLC (50%)    Delaware
Mt Laurel Mortgage, LLC (50.5%)                       Delaware
OneSource Mortgage, LLC (50%)                         Delaware